Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard Arter Richard Dobbyn	Investor Relations Chief Financial Officer	941-362-1200 941-362-1200

Sun Hydraulics Corporation Reports 30% Increase in First Quarter Sales

SARASOTA, FLA, May 4, 2004 — Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the first quarter 2004 as follows:

(Dollars in millions except net income per share)

	March 27,	March 29,
	2004	2003	Increase
Three Months Ended
Net Sales	$21.4	$16.4	30%
Net Income	$1.4	$0.3	367%
Net Income per share:
Basic	$0.20	$0.04	403%
Fully Diluted	$0.20	$0.04	415%

Sales increases by business segment were as follows:

1st Quarter
United States	28%
United Kingdom	27%
Germany	32%
Korea	50%

Orders increased 37% in the first quarter compared to the first quarter last year. Order rates increased throughout the quarter and continued through April. The increase in orders was across all business segments and product lines.

“We were able to respond quickly to the rapid upturn in business because we have kept our work force intact throughout the protracted downturn. Customer deliveries remained on track and we continue to show increases in productivity,” said Allen Carlson, Sun Hydraulics’ President.

The Company anticipates that product costs will continue to decrease and margins will increase. This will be accomplished through additional productivity gains and the effect of manufacturing overhead costs spread over a larger sales base.

Outlook

Sales for the second quarter ending June 26, 2004, are projected to be $24.0 million, a 29% increase over the second quarter of 2003. Net income per share on that sales level is estimated to be between $0.33 and $0.37 per share. This compares with net income per share in the second quarter last year of $0.12.

Webcast

Sun Hydraulics Corporation will broadcast its first quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, May 5, 2004. To listen, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Webcast Q&A

Questions may be submitted to the Company via email after reviewing this earnings release. Sun management will then answer these and other questions during the Company’s webcast.

Questions can be submitted by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the left hand menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun Hydraulics will answer as many legitimate questions pertaining to the first quarter earnings release as possible during the webcast time.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended March 27, 2004, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2003. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Sun Hydraulics Corporation
Consolidated Balance Sheets
(in thousands, except share data)

	March 27, 2004	December 27, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,004	$4,794
Restricted cash	436	425
Accounts receivable, net of allowance for doubtful accounts of $207 and $187	9,053	6,215
Inventories	6,866	6,621
Other current assets	530	524

Total current assets	20,889	18,579
Property, plant and equipment, net	42,658	42,829
Other assets	1,507	1,624

Total Assets	$65,054	$63,032

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,740	$2,440
Accrued expenses and other liabilities	2,961	2,217
Long-term debt due within one year	998	937
Dividends payable	270	270
Taxes payable	542	51

Total current liabilities	7,511	5,915
Long-term debt due after one year	16,403	17,270
Deferred income taxes	4,369	4,456
Other noncurrent liabilities	315	328

Total liabilities	28,598	27,969
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001 no shares outstanding	—	—
Common stock, 20,000,000 shares authorized, par value $0.001 6,758,541 shares outstanding, March 27, 2004 6,757,941 shares outstanding, December 27, 2003	7	7
Capital in excess of par value	26,481	26,478
Unearned compensation related to outstanding restricted stock	(536)	(601)
Retained earnings	8,609	7,522
Accumulated other comprehensive income	1,895	1,657
Total shareholders’ equity	36,456	35,063

Total liabilities and shareholders’ equity	$65,054	$63,032

Sun Hydraulics Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	March 27, 2004	March 29, 2003
	(unaudited)	(unaudited)
Net sales	$21,390	$16,425
Cost of sales	15,085	12,347

Gross profit	6,305	4,078
Selling, engineering and administrative expenses	4,064	3,620

Operating income	2,241	458
Interest expense	148	140
Foreign currency transaction (gain)/loss	(2)	(62)
Miscellaneous (income)/expense, net	13	6

Income before income taxes	2,082	374
Income tax provision	724	118

Net income	$1,358	$256

Basic net income per common share	$0.20	$0.04
Weighted average basic shares outstanding	6,758	6,448
Diluted net income per common share	$0.20	$0.04
Weighted average diluted shares outstanding	6,802	6,604

Sun Hydraulics Corporation
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	March 27, 2004	March 29, 2003
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$1,358	$256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,327	1,316
Loss on disposal of assets	13	—
Provision for deferred income taxes	(87)	(16)
Allowance for doubtful accounts	20	(15)
Amortization of compensation expense	65	33
(Increase) decrease in:
Accounts receivable	(2,858)	(1,219)
Inventories	(245)	575
Taxes receivable	—	—
Other current assets	(6)	83
Other assets	117	(24)
Increase (decrease) in:
Accounts payable	300	330
Accrued expenses and other liabilities	744	321
Dividends payable	—	—
Taxes payable	491	93
Other liabilities	(13)	(13)

Net cash provided by operating activities	1,226	1,720
Cash flows from investing activities:
Capital expenditures	(968)	(538)
Proceeds from dispositions of equipment	17	1

Net cash used in investing activities	(951)	(537)
Cash flows from financing activities:
Proceeds from debt	—	—
Repayment of debt	(806)	(234)
Proceeds from stock issuance	3	—
Dividends to shareholders	(270)	(258)

Net cash used in financing activities	(1,073)	(492)
Effect of exchange rate changes on cash and cash equivalents	19	(703)
Net increase in cash and cash equivalents	(779)	(12)

Cash and cash equivalents, beginning of period	5,219	3,958

Cash and cash equivalents, end of period	4,440	3,946

Supplemental disclosure of cash flow information:
Cash paid/(received):
Interest	$148	$140
Income taxes	$320	$41

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated
Three Months Ended March 27, 2004
Sales to unaffiliated customers	$12,918	$2,296	$2,996	$3,180	$—	$21,390
Intercompany sales	3,723	—	12	355	(4,090)	—
Operating income/(loss)	1,490	264	526	(34)	(5)	2,241
Depreciation	920	35	99	273	—	1,327
Capital expenditures	800	4	30	134	—	968
Three Months Ended March 29, 2003
Sales to unaffiliated customers	$10,114	$1,532	$2,266	$2,513	$—	$16,425
Intercompany sales	2,955	—	7	342	(3,304)	—
Operating income	133	127	256	(128)	70	458
Depreciation	925	29	91	271	—	1,316
Capital expenditures	325	28	29	156	—	538